EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
NRG Energy, Inc. Completes Senior Credit Facility Refinancing
Princeton, NJ; (June 11, 2007)—NRG Energy, Inc. (NYSE:NRG) has completed the $4.4 billion refinancing of its senior credit facility previously announced on May 2, 2007. This transaction resulted in a 25 basis points reduction in the first lien pricing grid, a $200 million reduction in the synthetic letter of credit (LC) facility to $1.3 billion, and various amendments to provide improved flexibility and efficiency for returning capital to shareholders and asset repowering and investment opportunities. The pricing of the Term B and LC facilities is now LIBOR + 175 basis points with further reductions available upon the achievement of certain financial ratios.
On May 2, 2007, the Company also disclosed its intent to form a holding company (Holdco) later in 2007. Under the refinanced credit facility, the Company, at its option, can move $1 billion of the Term B debt to a new senior credit facility at Holdco, which was entered into June 8 as part of the refinancing transaction. Use of the net proceeds from the Holdco facility to pay down the NRG Term B debt will expand the Company’s restricted payments capacity under its senior unsecured notes by the same amount. When funded, the Holdco facility will price 75 basis points wider than the existing senior secured facility.
Other amendments to NRG’s existing senior credit facilities include amendments that;
▪	permit the formation of the Holdco;

▪	permit the payment of up to $150 million in common share dividends;

▪	exclude principal and interest payments made on the Holdco senior credit facility, once funded, from being considered restricted payments under the senior credit facilities;

▪	modify the existing excess cash flow prepayment mechanism so that the prepayments are offered to both NRG and Holdco on a pro rata basis; and

▪	provide additional flexibility to NRG with respect to certain covenants governing or restricting the use of excess cash flow, new investments, new indebtedness and permitted liens.
“The planned implementation of a new Holding Company structure took a significant step forward with the closing of the Holdco credit facility,” commented Robert Flexon, NRG Energy’s Executive Vice President and Chief Financial Officer. “Once the Holdco regulatory approvals are received the Holdco will be put in place and funded, providing the Company with significantly improved capital allocation flexibility for investment and returning capital to shareholders.”

NRG

A Fortune 500 company, NRG Energy, Inc. owns and operates a diverse portfolio of power-generating facilities, primarily in Texas and the Northeast, South Central and West regions of the United States. Its operations include baseload, intermediate, peaking, and cogeneration and thermal energy production facilities. NRG also has ownership interests in generating facilities in Australia, Germany and Brazil.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
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More information on NRG is available at www.nrgenergy.com
Contacts:

Media:	Investors:
Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	Kevin Kelly
609.524.4525	609.524.4527

Dave Knox 713.795.6106

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